Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Charles C. Van Vleet, Jr.
President and Chief Executive Officer
(315) 287-2600

GOUVERNEUR BANCORP, INC. ANNOUNCES

COMPLETION OF SYNDICATED COMMUNITY OFFERING

Gouverneur, New York, October 18, 2023 — Gouverneur Bancorp, Inc. (“Gouverneur Bancorp”) (OTC Pink Marketplace: GOVB), the holding company for Gouverneur Savings and Loan Association (the “Bank”), announced today that Gouverneur Bancorp, Inc., a newly formed Maryland corporation and the proposed successor holding company of the Bank, has completed its syndicated community offering in accordance with the terms of Gouverneur Bancorp, Inc.’s prospectus, dated as of August 14, 2023, as supplemented by the prospectus supplement dated October 4, 2023.

Completion of the conversion and stock offering is subject to the receipt of final regulatory approvals and the satisfaction of other customary closing conditions. Gouverneur Bancorp, Inc. intends to close the stock offering at the minimum of the offering range.

About Gouverneur Bancorp, Inc.

Gouverneur Bancorp, Inc. (OTC Pink Marketplace: GOVB) is the holding company for Gouverneur Savings and Loan Association, which is a New York chartered savings and loan association founded in 1892 that offers deposit and loan services for businesses, families and individuals. At June 30, 2023, Gouverneur Bancorp had total assets of $203.1 million, total deposits of $160.6 million and total stockholders’ equity of $26.3 million.

Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, among others, the following: the ability to successfully integrate acquired entities, such as Citizens Bank of Cape Vincent, which we acquired on September 16, 2022, and realize expected cost savings associated with completed mergers and acquisitions; changes in interest rates; national and regional economic conditions; legislative and regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the size, quality and composition of the loan or investment portfolios; demand for loan products; deposit flows and our ability to effectively manage liquidity; competition; demand for financial services in our market area; changes in real estate market values in our market area; changes in relevant accounting principles and guidelines; and our ability to attract and retain key employees. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Gouverneur Bancorp and Gouverneur Bancorp, Inc. assume no obligation to update any forward-looking statements.

The shares of common stock of Gouverneur Bancorp, Inc. are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.